JOINT FILING AGREEMENT
_____________________

     Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $1.00 per share, of Medical Information Technology, Inc., and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 5th day of May 2010.

By:

/s/ Barbara N. Grossman
Barbara N. Grossman

/s/ Elizabeth Grossman
Elizabeth Grossman

/s/ Katherine Sutliff
Katherine Sutliff

/s/ Amelia S. Mattler
Amelia S. Mattler